Exhibit 99.1

NEWS RELEASE

Date:	October 8, 2007
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Beacon Street Group
817-310-0051

XETA SIGNS SOLUTION PROVIDER AGREEMENT WITH MITEL

Broken Arrow, OK - XETA Technologies (NASDAQ:XETA), a national provider of converged communications solutions for the enterprise marketplace, today announced that it has signed an agreement with Mitel Corporation to become an authorized dealer of Mitel’s integrated communications solutions and services tailored to the hospitality market. XETA will participate in Mitel’s premier PARTNER program—the highest partner status— which provides select business partners with product training and marketing support programs.

“The decision to partner with Mitel is consistent with our strategy to acquire and further penetrate the Fortune 1000 customer base, including the lodging vertical,” said Greg Forrest, Chief Executive Officer of XETA. “Mitel has a significant installed customer base in the lodging vertical. Adding Mitel to our product and services offerings is expected to bring new customer relationships and expand the size of our addressable market. In addition, becoming a Mitel authorized dealer allows us to bring new products and services into our existing customer base with limited overlap from our current product lines.”

“We pride ourselves on listening to the needs of our customers, and they have clearly told us that the combination of Mitel’s unified communications portfolio and XETA’s powerful call accounting and service solutions are a natural choice for fulfilling their hospitality needs,” said Don Reigel, XETA’s Executive Director of Sales.

“We are proud to count XETA as a member of the Mitel PARTNER program,” said Paul Butcher, Mitel’s president and chief operating officer. “XETA has built a formidable presence in the market since its creation some 25 years ago. Its market success has been in lock step with a reputation for unparalleled customer service that is a common thread that is shared by our two organizations.”

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About Mitel

Headquartered in Ottawa, Canada, with offices, partners and resellers worldwide, Mitel is a leading provider of integrated communications solutions and services for business customers. Following its merger with Inter-Tel, Inc. Mitel offers customers a broad choice of solutions from the very small to the very large, from IP enabled to pure IP unified communications, from standard solutions to tailored, from single site to multi-site and from outright capital purchase options through sophisticated managed services. For more information, please visit www.mitel.com.

About XETA Technologies

XETA Technologies is a leading provider of enterprise-class communications solutions, installation and Services in the emerging, highly technical world of converged communications solutions for voice and data applications. XETA has sales and service locations nationwide. XETA is one of the largest providers of Avaya voice and data communication solutions and has recently added the Nortel voice and data product line. XETA markets a line of proprietary call accounting systems to the hospitality industry and has long been recognized as the leading provider of call accounting solutions to that industry. More information about XETA (NASDAQ:  XETA) is available at www.xeta.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning the benefits of adding Mitel products to the Company’s product and services offerings.   These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to: the Company’s ability to successfully market and service the Mitel product to existing and new customers; the Company’s ability to maintain and improve upon current gross profit margins; the Company’s ability to acquire and retain the technical competencies needed to implement new advanced communications technologies; intense competition and industry consolidation; dependence upon a single customer for the recent growth in the Company’s Managed Services offering; the availability and retention of sales professionals and certified technician; and capital spending trends in the Company’s markets. Additional factors that could affect actual results are described in Item 1.A  entitled “Risk Factors” contained in Part I of the Company’s Form 10-K for its fiscal Year ended October 31, 2006, as updated in its subsequently filed Form 10-Qs for the first three quarters of fiscal 2007.